SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number: 000-32275


                           NOTIFICATION OF LATE FILING


(Check One): [_] Form 10-KSB    [_] Form 11-K    [_] Form 20-F
             [X] Form 10-QSB    [_] Form N-SAR

                               For Quarter Ended:
                                 March 31, 2002

     [_]  Transition Report on Form 10-KSB

     [_]  Transition Report on Form 10-QSB

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form N-SAR

     [_]  Transition Report on Form 11-K

                          For Transition Period Ended:

                     ______________________________________


             READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                            ________________________



                                     PART I
                             REGISTRANT INFORMATION



Full name of registrant:
                         Joshua Tree Construction, Inc.

Former name if applicable:

________________________________________________________________________________

Address of principal executive office (Street and number):

                          3635 Boardman Canfield Road
                               Canfield, OH 44406

                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
[X]  |    (b)  The subject quarterly report on Form 10-QSB, will be filed  on or
     |         before  the  fifth  calendar  day  following  the prescribed  due
     |         date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

     State below in reasonable detail why Form 10-KSB, 11-K, 20-F 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due primarily to a material acquisition which was previously reported in a Current Report on Form 8-K dated March 22, 2002, Registrant did not receive timely information regarding its results of operations, and therefore Registrant cannot timely file its Quarterly Report on Form 10-QSB without unreasonable effort or expense within the prescribed time period.



                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Marek Lozowicki                              (330) 702-3777
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [X] Yes  [_] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Because of insufficient data at the present time, Registrant is not able to
explain  the  nature  of  the   anticipated   change,   either   narratively  or
quantitatively.

                         JOSHUA TREE CONSTRUCTION, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: May 16, 2002
By:   /s/Marek Lozowicki
     ------------------------------
         Marek Lozowicki, Secretary